As filed with the Securities and Exchange Commission on November 23, 1998
                                                     Registration No.  333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------



                      HOSPITALITY WORLDWIDE SERVICES, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    New York
--------------------------------------------------------------------------------
                         (State or other jurisdiction of
                         incorporation or organization)

                                   11-3096379
--------------------------------------------------------------------------------
                                  (IRS Employer
                             Identification Number)

                           ---------------------------

                                 450 Park Avenue
                                   Suite 2603
                            New York, New York 10022
                           (212) 223-0699 (Telephone)
                           (212) 223-0865 (Telecopier)
--------------------------------------------------------------------------------
              (Address, Including Zip Code, and Telephone Number of
                    Registrant's Principal Executive Offices)

                           ---------------------------

                   Howard G. Anders, Executive Vice President
                      Hospitality Worldwide Services, Inc.
                                 450 Park Avenue
                                   Suite 2603
                            New York, New York 10022
                                 (212) 223-0699
--------------------------------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number
                              of Agent for Service)

                                    Copy to:
                            Robert H. Friedman, Esq.
                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022

                           ---------------------------


                  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                 Amount               Proposed Maximum             Proposed Maximum
  Title of Shares to             to be                Aggregate Price                 Aggregate                     Amount of
    be Registered              Registered                Per Share                  Offering Price              Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                  2,984,796              $4.69(1)                      $13,998,693.00                  $3,891.64
$.01 par value
====================================================================================================================================

(1) Represents a weighted average maximum price per share based on (1) an aggregate of 584,796 shares of Common Stock with respect to which shares of Common Stock have been issued pursuant to a preferred stock conversion at a conversion price of $3.42 per share, and (2) an aggregate of 2,400,000 shares of Common Stock which, pursuant to Rule 457(h) under the Securities Act, the offering price for the shares of Common Stock which may be issued pursuant to preferred stock conversions is estimated solely for the purpose of determining the registration fee and is based on $5.00, the per share average of high and low sale prices of the Common Stock as reported by the American Stock Exchange for trading on November 16, 1998.

                              --------------------

We will amend and complete the information in this prospectus. Although we are permitted by US federal securities laws to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities had been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.


PROSPECTUS
                 SUBJECT TO COMPLETION, DATED NOVEMBER 23, 1998

                        2,984,796 SHARES OF COMMON STOCK

                      HOSPITALITY WORLDWIDE SERVICES, INC.


         The selling shareholders listed in this Prospectus are offering and selling up to 2,984,796 shares of common stock of Hospitality Worldwide Services, Inc. We will not receive any of the proceeds from such sale.

         Our common stock is listed on the American Stock Exchange under the symbol "HWS." The last reported bid price for the common stock on November 20, 1998 was $5.00 per share.

         The selling shareholders may offer their shares of common stock through public or private transactions in the over-the-counter markets, on or off the United States exchanges, at prevailing market prices or at privately negotiated prices. The selling shareholders may engage brokers or dealers who may receive commissions or discounts from the selling shareholders. Any broker-dealer acquiring the common stock from the selling shareholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods. See "Plan of Distribution." We will bear all expenses in connection with the preparation of this Prospectus.



--------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 4.

--------------------------------------------------------------------------------





--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any State securities commission has determined whether this prospectus is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------




                     The date of this Prospectus is , 1998.

WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Our Common Stock is listed on the American Stock Exchange (the "AMEX") and such reports and other information may also be inspected at the offices of the AMEX at 86 Trinity Place, New York, New York 10006.



                                TABLE OF CONTENTS




WHERE YOU CAN FIND MORE INFORMATION...........................................2

INCORPORATION BY REFERENCE....................................................3

ABOUT THIS PROSPECTUS.........................................................3

RISK FACTORS..................................................................4

ABOUT THE COMPANY............................................................10

USE OF PROCEEDS..............................................................11

SELLING SHAREHOLDERS.........................................................12

PLAN OF DISTRIBUTION.........................................................13

LEGAL MATTERS................................................................14

EXPERTS  ....................................................................14

ADDITIONAL INFORMATION.......................................................15

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

         (1) Our Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A filed on April 29, 1998 and Form 10-K/A filed on September 15, 1998;

         (2) Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998;

         (3) Our Current Report on Form 8-K dated January 9, 1998, as amended by Form 8-K/A filed on March 24, 1998, Form 8-K/A filed on April 16, 1998 and Form 8-K/A filed on September 15, 1998;

         (4) Our Application for Registration of our Common Stock on Form 8-A dated September 17, 1997


         You may request a copy of these filings (excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings) at no cost, by writing or telephoning us at the following address:

                           Hospitality Worldwide Services, Inc.
                           450 Park Avenue, Suite 2603
                           New York, New York   10022
                           ATTN: Chief Financial Officer
                           (212) 223-0699



                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

                                  RISK FACTORS

         THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN SUCH COMMON STOCK.

RECENT CHANGE OF BUSINESS FOCUS

         Because our historical results of operations do not reflect combined operations relating to our current lines of business for a significant period of time, it is uncertain whether they will be our future results of operations. We have recently integrated several businesses which represent a significant departure from our original line of business (designing, manufacturing and installing energy-efficient lighting fixtures for the hospitality industry). Our management and other key personnel may lack the expertise necessary to manage such a change in business focus. If our efforts are unsuccessful, our results of operations could be materially adversely affected. The businesses that have been integrated are (or in one case disposed of) as follows:

         o In August 1995, we acquired AGF Interior Services, Inc. (doing business as Hospitality Restoration and Builders) ("AGF"), a provider of renovation services to the hospitality industry.
         o In February 1996, we disposed of our lighting business (which was our only operating business prior to the acquisition of
                  AGF).
         o        In January  1997,  we  acquired  The  Leonard  Parker  Company
                  ("LPC") (as well as its subsidiary Parker Reorder Online, Inc., f/k/a Parker Reorder Company ("Parker Reorder")), a leading purchasing company for the hospitality industry.
         o In May 1997, we entered into a joint venture with Apollo Real Estate Advisors II, L.P. ("Apollo") and Watermark Investments Limited LLC ("Watermark LLC") to identify, acquire, renovate, refurnish and sell hotel properties (the "Apollo Joint Venture").
         o In January 1998, we acquired Bekins Distribution Services Co., Inc. ("BDS"), a leading provider of transportation, warehousing and installation services.
         o In February 1998, we acquired certain assets of Watermark LLC's real estate advisory business.
         o In March 1998, we entered into a joint venture (the "ING Joint Venture") with ING Realty Properties to acquire and renovate the O'Hare Clarion Quality Hotel in Chicago.
         o In June 1998, we entered into a master development agreement with Prime Hospitality Corp. ("Prime") to develop up to 20 hotel properties.


MANAGEMENT OF GROWTH

         We have recently experienced rapid growth in the scope of our operations. We expect that this growth will continue. Accordingly, we have hired additional financial, human resources and sales and marketing personnel. This growth has resulted in increased responsibilities for our management and may place a strain on our operational, financial and other resources. We may not be able to achieve or manage this growth effectively. If our efforts are unsuccessful, our results of operations could be materially adversely affected.

HISTORY OF LOSSES

         We posted a net loss of $843,649 for the fiscal year ended December 31, 1997. While we posted net income of $1,842,678 for the year ended December 31, 1996, we also posted a net loss of $1,115,969 for the year ended December 31, 1995. We cannot be certain that our operations will return to profitability or that any positive cash flow generated by our operations will be sufficient to meet our future cash and operational requirements.


COMPETITION

         Servicing the hospitality industry is a highly competitive business. Industry competition is based primarily on price and quality of service. The anticipated competition for our various business sectors are as follows:

         o Our renovation business primarily competes with small, closely-held or family owned businesses.
         o Our purchasing and reorder businesses compete with other independent procurement companies, hotel purchasing companies and food service distribution companies.
         o With respect to our new proprietary software product ("Parker FIRST"), we expect competition from a number of hotel management companies, hotel companies, franchise operators and other entities who are developing software systems that attempt to provide on-line procurement services.
         o Our distribution services business competes with freight brokerage companies, warehouse divisions of major transportation companies and moving and storage companies.

         Some  of  our   competitors   (and   potential   competitors)   possess
considerably greater financial, personnel, marketing and other resources than us. We cannot be certain that we will be able to compete successfully.


RISK OF JOINT INVESTMENTS

         The Apollo Joint Venture may be terminated either by us or by Apollo anytime after May 2002. Apollo has complete discretion over the approval of and the terms of each project. Each joint venture project will be governed by a separate operating agreement. Each operating agreement will provide that Apollo may request that each member provide additional capital to the operating companies formed to purchase, renovate and sell hotel properties pursuant to the Apollo Joint Venture. If we are unable to meet such capital request, our interest in that project will be decreased by the amount which Apollo contributes pursuant to such capital request. Also, if we pursue an opportunity to acquire a hotel during the next five years, we will be required to first present such an opportunity to Apollo.

         In addition to Apollo's discretion over Apollo Joint Venture projects, the operating companies formed for each project will be controlled by (1) Apollo as the majority member in interest, and (2) Apollo and HWS Real Estate Advisory Group, Inc., a real estate advisory company which is one of our wholly-owned subsidiaries ("HWS REAG"), as managers. Our present and future joint venture partners may develop economic, business or legal interests or goals that are inconsistent with ours or those of the joint venture. Also, should Apollo be unable to meet its economic or other obligations to the Apollo Joint Venture, we could be required to fulfill their obligations. The operating agreements will also impose certain limitations on transferability of interests. For example, members holding a majority of interest in the operating company will be able to compel any other member to sell its interest upon a transfer of their interests by the majority members. Due to the limitations on our discretion regarding the Apollo Joint Venture, we cannot be certain that it will be successful for us.

         The ING Joint Venture is the obligor under a loan agreement (the "Loan Agreement") with Credit Suisse First Boston Mortgage Capital LLC ("Credit Suisse"). Under the Loan Agreement, the ING Joint Venture borrowed approximately $38,000,000 for the purpose of acquiring and renovating the Clarion Quality Hotel property located at the O'Hare International Airport in Chicago. We hold a 18.0% equity interest in the ING Joint Venture. With respect to the Loan Agreement, we agreed to (1) guaranty commencement and completion of the renovation of the O'Hare Clarion according to the terms set forth in the Loan Agreement (the "Guaranty of Completion"), (2) indemnify Credit Suisse against losses which Credit Suisse may incur based upon potential environmental hazards at the O'Hare Clarion (the "Environmental Indemnity") and (3) assign our equity interest in the ING Joint Venture to Credit Suisse as security for the Guaranty of Completion and the Environmental Indemnity. We cannot be certain that the ING Joint Venture will be profitable for us.


RISKS ASSOCIATED WITH DEVELOPMENT OF PARKER FIRST

         The growth of our reorder business depends primarily on the successful introduction and subsequent market penetration of Parker FIRST. We completed beta testing of Parker FIRST in March 1998. Parker FIRST is in the early stages of commercialization. There are currently 136 hotles on line and an aggresive sales effort is continuing. We cannot be certain that Parker FIRST will be successfully implemented on our proposed timetable. Additionally, we cannot be certain that Parker FIRST will be commercially successful if introduced. Significant flaws in the software or delays in implementation could materially adversely effect us. In addition, we cannot be certain that our competitors will not develop software products that are substantially equivalent or superior to Parker FIRST.


LIMITED INTELLECTUAL PROPERTY PROTECTION OF PARKER FIRST

         We believe that the proprietary nature of Parker FIRST is critical to its success. We cannot be certain that the steps we have taken to deter misappropriation of its proprietary information will be adequate or that we will be able to take appropriate steps to enforce our intellectual property rights in this software. Additionally, the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States.


POSSIBLE HOTEL RENOVATION RISKS

         We provide renovation services to our clients on a fixed price basis. We are thus exposed to unanticipated construction costs and delays (which could be based on the inability to obtain regulatory approvals, inclement weather, fires, acts of nature and labor or material shortages). Should they materialize, such unanticipated delays and expenses could affect our results of operations as well as our reputation, and impair our ability to obtain additional renovation work and could materially adversely effect us.

SPECIAL RISKS OF OWNING REAL ESTATE

         We may hold interests in real property (either directly or indirectly through one of our wholly-owned subsidiaries). Real property investments are subject to special risks, including:

         o        Changes in the general economic climate;
         o Local conditions (such as an over-supply of space or a reduction in demand for space);
         o        Competition based on rental and room rates;
         o        Attractiveness and location of the properties;
         o        Financial condition of buyers and sellers of properties;
         o        Insurance and management services;
         o        Changes in operating costs;
         o        Government   regulations  (including  those  governing  usage,
                  improvements, zoning and taxes);
         o        Interest rate levels;
         o        Availability of financing; and
         o Potential liability under changing environmental and other laws.

         We cannot be certain that our interests in real property will be profitable to us.


QUALIFIED LABOR MAY BE UNAVAILABLE

         Providing renovation services is a significant part of our business. Our ability to provide renovation services successfully depends primarily upon our capability to hire local contractors and laborers in the areas where we provide these services. We are dependent upon the availability of a local labor force, which is affected by prevailing wages, weather and local economic conditions. We cannot be certain that the supply or cost of labor will meet our requirements.

         Parker FIRST will require substantial technical support with respect to its continued deployment and maintenance. We anticipate intense competition for such technical support personnel from other entities. We cannot be certain that we will be successful in hiring and/or retaining such key personnel.


SUPPLIER RELATIONSHIPS MAY BE TERMINATED

         Our purchasing arrangements with suppliers of hospitality-related products are terminable at will by either party. We cannot be certain that any of our supplier relationships will not be terminated in the future. While we have been able to obtain products on a timely basis in the past, we cannot be certain that we will be unable to purchase sufficient products to meet our clients' requirements. Any shortages or delays in obtaining these products could materially adversely affect us.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

         A portion of our revenues is derived from international sales and our business strategy involves expanding international operations. There are certain risks inherent in conducting business internationally, such as:
         o        Unexpected changes in regulatory requirements;
         o        Export restrictions;
         o        Tariff and other trade barriers;
         o        Different employment laws and practices in foreign countries;
         o        Political instability;
         o        Exposure to currency fluctuations;
         o        Exchange rates;
         o        Imposition of currency exchange controls;
         o        Potentially adverse tax consequences; and
         o        Country-specific product requirements.

         We cannot be certain that one or more of these factors will not materially adversely effect our international operations.


OUR SHARE PRICE MAY DECLINE DUE TO SHARES ELIGIBLE FOR FUTURE SALE

         As of October 28, 1998, we had 12,698,652 shares of Common Stock issued and outstanding. Of these shares, a total of 8,814,246 shares of Common Stock are freely tradable without restriction or registration under the Securities Act by persons other than our "affiliates," as such term is defined in the Securities Act. Such affiliates would be required to sell pursuant to Rule 144 under the Securities Act ("Rule 144"). The remaining 3,299,610 shares of Common Stock outstanding upon completion of this Offering are "restricted" securities as that term is defined by Rule 144 (the "Restricted Shares"). Of the Restricted Shares (1) 3,272,110 shares have been registered for resale pursuant to effective registration statements filed with the SEC, and (2) 27,500 shares are subject to resale pursuant to Rule 144. Under Rule 144, a person who has held restricted securities for a period of one year may sell a limited number of such securities into the public market without registration of such securities under the Securities Act. Rule 144 also permits, under certain circumstances, persons who are not affiliated with us to sell their restricted securities without quantity limitations once they have satisfied Rule 144's two-year holding period. Sales made pursuant to Rule 144 by our existing shareholders may have a depressive effect on the price of the Common Stock in the public market. Such sales could also adversely affect our ability to raise capital through the sale of our equity securities.

         As of the date of this Prospectus, 2,895,639 shares of Common Stock have been reserved for issuance upon exercise of outstanding options and warrants. Of these shares reserved for issuance, 2,038,916 may be transferred pursuant to effective registration statements filed with the SEC.


CERTAIN ANTI-TAKEOVER CHARTER PROVISIONS

         Our Certificate of Incorporation and By-Laws were recently amended to create a "staggered" Board of Directors. The Board of Directors was "staggered" by dividing the directors into three classes (each, as nearly as possible, to consist of one-third of the members of the Board). Initially, the

Class I directors will serve for a term of one year, the Class II directors for a term of two years and the Class III directors for a term of three years. As each Class' term expires, successor directors are elected for terms of three years. The result of this "staggering" is that one-third of our Board of Directors is elected each year. The effect of this classification of directors is that it will be more difficult for shareholders to change the composition of our Board of Directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, regardless of whether a change in our Board of Directors would be beneficial to us or our shareholders.

         Our Certificate of Incorporation also authorizes our Board of Directors to issue up to 5,000,000 shares of preferred stock (the "Preferred Stock"). We may issue the Preferred Stock in one or more series, the terms of such Preferred Stock will be determined when we issue it by our Board of Directors, without further action by shareholders. Although we currently have no plans for the issuance of additional shares of Preferred Stock, we cannot be certain that we will not do so in the future.

         In addition, our Certificate of Incorporation and By-Laws contain provisions, and our Board of Directors has adopted a "poison pill" shareholder rights plan, that will prevent or impede the removal of directors and may discourage a third party from making a proposal to acquire us. These provisions may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over the market value to our shareholders.


EITHER OUR COMMON STOCK OR OUR INTEREST IN PARKER REORDER MAY BE DILUTED

         At any time between January 10, 1998 and January 10, 2000, the holders of an aggregate of 120,000 shares of Preferred Stock issued as partial consideration for our acquisition of LPC (the "LPC Preferred") have the right to convert their shares of LPC Preferred into either (1) an aggregate of 600,000 shares of Common Stock (subject to an upward adjustment to a maximum of 2,400,000 shares, which adjustment is triggered when the market price of the Common Stock is below $5.00 at the time of conversion), or (2) a 5.88% equity interest in Parker Reorder Online, Inc., f/k/a Parker Reorder. Should the LPC Preferred holders exercise their option to convert the LPC Preferred into shares of Common Stock, our existing Common Stock holders will experience dilution. Should the LPC Preferred holders exercise their option to convert the LPC Preferred into a 5.88% equity interest in Parker Reorder, our equity ownership in Parker Reorder will be so reduced. Additionally, as long as the LPC Preferred is outstanding, the holders also have the right to receive 12% of the cumulative net profits of Parker Reorder, measured from January 1, 1997.

         In addition, the BDS purchase agreement contains a "make-whole" adjustment provision. Pursuant to a formula, we will have to issue additional shares of our Common Stock to the former BDS shareholders if the average closing price of our Common Stock for the 20 trading days prior to the one year anniversary of the BDS acquisition (January 9, 1999) is less than 85% of our share price on the date of the BDS acquisition. The closing share price on the date of the BDS acquisition was $12.25. For example, if the average closing price of our Common Stock for the 20 trading days prior to January 9, 1999 is $6.50, we will have to issue approximately 288,000 additional shares to the former BDS shareholders. We may seek to satisfy our obligations under the make whole adjustment provision through a cash payment.

NO DIVIDENDS

         We have never paid dividends on our Common Stock. We do not intend to pay any dividends on our Common Stock in the foreseeable future. Pursuant to the terms of the LPC Preferred, we cannot pay or declare dividends on any capital stock other than the LPC Preferred, so long as the LPC Preferred is outstanding, unless (1) all accrued and unpaid dividends on the LPC Preferred for all prior applicable periods have been declared and paid, and (2) the dividends on the LPC Preferred Stock for the current and applicable period has been declared and set apart for payment. We are not otherwise restricted from declaring and paying dividends to our shareholders.



                                ABOUT THE COMPANY

         We were formed under the laws of the State of New York in October 1991. In January 1994, we consummated an initial public offering of our common stock. At such time, our principal line of business was the designing and marketing of decorative, energy efficient lighting fixtures for the hotel and hospitality industry. Our primary marketing tool was the utilization of Con Edison's Applepower Rebate Program (the "Rebate Program"), where Con Edison offered rebates to those who used energy saving devices, such as our lighting fixtures. In 1994, Con Edison substantially reduced the Rebate Program, making it less advantageous for us to use it as a marketing tool. As a result, our revenues were substantially reduced.

         In August 1995, we acquired substantially all of the assets and business of (and assumed certain liabilities of) AGF, a company that provided renovation services to the hospitality industry through its wholly-owned subsidiary, Hospitality Restoration & Builders, Inc. ("HRB"). In December 1995, our Board of Directors determined to dispose of our lighting business (in response to Con Edison's decision to reduce the Rebate Program) and concentrate our efforts on renovation services. In February 1996, we entered into a Divestiture, Settlement and Reorganization Agreement (the "Divestiture Agreement") with AGF, Tova Schwartz (our former President and Chief Executive Officer) and certain other parties. Among other things, pursuant to the Divestiture Agreement we sold our lighting business to Ms. Schwartz and Ms. Schwartz resigned from her positions as a director and officer of both our Company and HRB. In October 1996, we changed our name from Light Savers, U.S.A., Inc. to Hospitality Worldwide Services, Inc. The name better reflects the nature of our business in view of the significant change in the character and strategic focus resulting from our acquisition of AGF and the disposal of our lighting business.

         Until January 1997, our only line of business was providing a complete package of renovation resources to the hospitality industry through HRB (ranging from pre-planning and scope preparation of a project to performing the renovation requirements and delivering furnished rooms). HRB offers hospitality maintenance services to hotels and hotel chains throughout the continental United States. For over 18 years our renovation division has provided renovation and improvements such as vinyl, paint, wallpaper, carpet, installation of new furniture, light carpentry, and masonry work. HRB generally provides its renovation services in an on time, on budget manner, while causing little or no disruption to the ongoing operation of a hotel. HRB has successfully responded to the hotel industry's efforts to increase occupancy, room rates and market share through cosmetic upgrades, which are generally required every four to seven years.

         In January 1997, we completed the acquisition of LPC and its subsidiary, Parker Reorder. Founded in 1969, LPC is a leading purchasing company for the hospitality industry. LPC acts as an agent or principal for the purchase of goods and services for its customers, which include major hotel and management companies worldwide. LPC purchases furniture, fixtures and equipment, kitchen supplies, linens and uniforms, guestroom amenities, and other supplies to meet its customers' requirements for new hotel openings and major renovations. LPC annually purchases approximately $250 million of goods and services for its customers. Parker Reorder has developed and is marketing a new proprietary software product, Parker FIRST, which allows clients to reorder operating supplies and equipment ("OS & E") and other products on-line. Parker FIRST will also provide such clients with access to forecasting and product evaluation capabilities. Parker Reorder offers hotel properties the ability to order any and all OS & E products on an as needed basis.

         In May 1997, we entered into the Apollo Joint Venture to identify, acquire, renovate, refurbish and sell hotel properties. We will perform all of the renovation and procurement services for each of the properties purchased by the Apollo Joint Venture. In addition, we will receive a five percent equity interest in each of the entities formed to purchase such properties in exchange for our contribution of five percent of the total equity required to acquire, renovate and sell such properties. The Apollo Joint Venture intends to own and operate the properties only for the time necessary to upgrade and market them for resale. The Apollo Joint Venture has acquired the Warwick Hotel in Philadelphia, Pennsylvania and the Historic Inn in Richmond, Virginia. We will fully renovate and refurbish these properties pursuant to a contract with the Apollo Joint Venture operating entity.

         On January 9, 1998, we completed the acquisition of BDS, a leading provider of transportation, warehousing and installation services to a variety of customers worldwide. Founded in 1969, BDS is a logistical services company that serves clients who are opening, renovating or relocating facilities by assuring that materials, fixtures, furniture and merchandise are moved from multiple vendor locations to their ultimate destinations in a controlled orderly sequence so that each item can be installed on schedule. BDS is based in St. Louis, Missouri.

         On February 9, 1998, through our wholly-owned subsidiary HWS REAG, we purchased the assets of Watermark LLC's real estate advisory business. Watermark LLC is an international management company that is the general partner and manages Watertone Holdings LP, a shareholder of the Company.

         On March 6, 1998, we entered into the ING Joint Venture to acquire and renovate the Clarion Quality Hotel in Chicago, Illinois. The renovation has commenced and we estimate completion of the renovation in the spring of 1999.

         On June 5, 1998, we entered into a master development agreement with Prime to develop hotel properties under the AmeriSuites brand name over a two-year period. Under the agreement, we will provide the site identification, development, construction and purchasing services required for each project and Prime will provide project design and management and franchise services once each property is complete. We will each have a 50% interest in the new hotels. However, with the change in capital markets, we have decided to reassess our commitment to the Prime venture. We are exploring the possibility of significantly scaling back the scope of our relationship with Prime. This may include discussions with other joint venture partners and other potential franchisees. Our commitment to date is immaterial to our overall operations.

                                 USE OF PROCEEDS

         The shares of Common Stock offered hereby are being registered for the account of the selling shareholders identified in this Prospectus. See "Selling Shareholders." All net proceeds from the sale of the Common Stock will go to the shareholders who offer and sell their shares. Accordingly, we will not receive any part of the proceeds from such sales of Common Stock.


                              SELLING SHAREHOLDERS

         The selling shareholders have informed us that the name, address, maximum number of shares of Common Stock to be sold and total number of shares of Common Stock which each selling shareholder owns are as set forth in the following table. The selling shareholders may sell all or part of their shares of Common Stock registered pursuant to this Prospectus.


                                                                                                          Number Shares
                                                                                                            of Common
                                                                                                           Stock/Per-
                                                                                       Maximum          centage of Class
                                                      Number of Shares of             Number of            to be Owned
                                                          Common Stock              Shares to be              After
                                                       Beneficially Owned            Offered for          Completion of
               Name and Address(1)                     Prior to Offering               Resale             the Offering
--------------------------------------------     ----------------------------     --------------      -------------------

Douglas A. Parker                                                447,398                 292,398            155,000/1.2%
c/o The Leonard Parker Company
550 Biltmore Way
Coral Gables, Florida  33134

Philip Parker                                                    447,398                 292,398            155,000/1.2%
c/o The Leonard Parker Company
550 Biltmore Way
Coral Gables, Florida  33134

Bradley Parker                                                854,300(2)                 800,000              54,300/*
c/o The Leonard Parker Company
550 Biltmore Way
Coral Gables, Florida  33134

Mitchell Parker                                               945,000(2)                 800,000            145,000/1.1%
c/o The Leonard Parker Company
550 Biltmore Way
Coral Gables, Florida  33134

Gregg Parker                                                  955,000(2)                 800,000            155,000/1.1%
c/o The Leonard Parker Company
550 Biltmore Way
Coral Gables, Florida  33134

----------------------
*  Less than 1%

(1) The persons named in the table, to our knowledge, have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the footnotes to this table. The calculation of shares of Common Stock beneficially owned was determined in accordance with Rule 13-3(d) of the Exchange Act.

(2)      Includes  an  aggregate  of  800,000   shares  of  Common  Stock  which
         represents the maximum number of shares of Common Stock issuable upon conversion of the LPC Preferred.


                              PLAN OF DISTRIBUTION

         This offering is self-underwritten; neither we nor the Selling Shareholders have employed an underwriter for the sale of Common Stock by the Selling Shareholders. We will bear all expenses in connection with the preparation of this Prospectus. The Selling Shareholders will bear all expenses associated with the sale of the Common Stock.

         The selling shareholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

         o On any stock exchange on which the shares of Common Stock may be listed at the time of sale;
         o        In negotiated transactions;
         o        In the over-the-counter market; or
         o        In a combination of any of the above transactions.

         The selling shareholders may offer their shares of Common Stock at any of the following prices:

         o        Fixed prices which may be changed;
         o        Market prices prevailing at the time of sale;
         o        Prices related to such prevailing market prices; or
         o        At negotiated prices

         The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring Common Stock from the Selling Shareholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the AMEX or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

Any  such  commissions,  as well  as  other  expenses  incurred  by the  Selling
Shareholders  and  applicable   transfer  taxes,  are  payable  by  the  Selling
Shareholders.

         The selling shareholders reserve the right to accept, and together with any agent of the selling shareholder, to reject in whole or in part any proposed purchase of the shares of Common Stock. The selling shareholders will pay any sales commissions or other seller's compensation applicable to such transactions.

         We have not registered or qualified offers and sales of shares of the Common Stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling shareholders will offer and sell their shares of Common Stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling shareholders may not offer or sell shares of Common Stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the Common Stock may not simultaneously engage in market making activities with respect to such shares of common stock for a period of two to nine business days prior to the commencement of such distribution. In addition, the selling shareholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-2, 10b-6 and 10b-7. Such provisions may limit the timing of purchases and sales of any of the shares of Common Stock by the selling shareholders or any such other person. This may affect the marketability of the Common Stock and the brokers' and dealers' ability to engage in market making activities with respect to the Common Stock.


                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the shares of Common Stock offered hereby have been passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, 505 Park Avenue, New York, New York 10022.



                                     EXPERTS

The consolidated financial statements of Hospitality Worldwide Services, Inc. and Subsidiaries appearing in our Annual Report on Form 10-K, as amended, for the year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Arthur Andersen LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Hospitality Worldwide Services, Inc. and Subsidiary appearing in our Annual Report on Form 10- KSB, as amended, for the year ended December 31, 1996 have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of BDO Seidman, LLP pertaining to such financial statements (to the extent covered by consents filed with the SEC) given upon the authority of such firm as experts in accounting and auditing.



                             ADDITIONAL INFORMATION

         We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Registrant, are as follows:

SEC Registration Fee.........................................    $3,891.64
Accounting Fees and Expenses.................................     5,000.00
Legal Fees and Expenses......................................     5,000.00
Blue Sky Fees and Expenses...................................         0.00
Miscellaneous Expenses.......................................         0.00
                                                                ----------
Total........................................................   $13,891.64
                                                                ==========


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article "3" of the Company's Certificate of Incorporation contains the following provision with respect to limiting the liability of Directors:

                  "3. The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented. Any repeal or modification of this Article by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing hereunder with respect to any act or omission occurring prior to such repeal or modification."

         Section 721 through 726 inclusive of the New York Business Corporation Law (the "New York BCL") also contain provisions relating to the indemnification of officers and directors. The New York BCL provides that a corporation may (but is not required to) indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses of litigation (other than in an action brought by the corporation against such person or by shareholders against such person on behalf of the corporation), even if the director or officer is not successful on the merits, if he acted in good faith and for a purpose he reasonably believed to be in (or not opposed to) the best interests of the corporation (and, criminal actions or proceedings, had no reason to believe his conduct was unlawful). In addition, a corporation may (but is not required to) indemnify a director or officer against amounts paid in settlement and reasonable expenses of an action brought against him by the corporation or by shareholders on behalf of the corporation, even if he is not successful on the merits, if he acted in good faith and for a purpose he reasonably believed to be in (or not opposed to) the best interests of the corporation. However, no indemnification is permitted in an action by the corporation, or shareholders on behalf of the corporation, in connection with the settlement or other disposition of a threatened or pending action or in connection with any claim, issue or matter as to which a director or officer is adjudged to be liable to the corporation, unless a court determines that, in view of all of the circumstances, he is entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. In addition, the New York BCL provides that a director or officer shall be indemnified if such person is successful in the litigation on the merits or otherwise.

         Permitted indemnification as described above may only be made if it is authorized by the Board of Directors, in each specific case, based upon a determination that the applicable standard of conduct  has been  met or that  indemnification  is  proper  under  New York BCL
Section 721. Such authorization is made by the Board of Directors, either acting as a quorum of disinterested directors or based upon an opinion by independent legal counsel or the shareholders that indemnification is proper because the applicable standard of conduct has been met. Upon application of the person seeking indemnification, a court may also award indemnification upon a determination that the standards outlined above have been met. A corporation's board of directors may also authorize the advancement of litigation expenses to a director or officer upon receipt of an undertaking by him to repay such expenses, if it is ultimately determined that he is not entitled to be indemnified for them.

ITEM 16.          EXHIBITS.

                  EXHIBIT INDEX

EXHIBIT

         5 Opinion of Olshan Grundman Frome & Rosenzweig LLP with respect to the securities registered hereunder.

         23(a)    Consent of Arthur Andersen LLP.

         23(b)    Consent of BDO Seidman, LLP.

         23(c) Consent of Olshan Grundman Frome & Rosenzweig LLP (included within Exhibit 5).

         24(a) Powers of Attorney (included on the Signature page of this Registration Statement).


ITEM 17.          UNDERTAKINGS

                  The undersigned registrant hereby undertakes:

                           a) To file,  during  any  period  in which  offers or
sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           b) That, for the purpose of determining any liability
under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           c)  To  remove  from   registration  by  means  of  a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange act of

1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against each such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorizes this Registration Statement to be signed on its behalf by the undersigned, the City of New York, State of New York, on the 6th day of November, 1998.

                                      HOSPITALITY WORLDWIDE SERVICES, INC.
                                            (Registrant)

                                      By: /S/ ROBERT A. BERMAN
                                          --------------------------------------
                                          Robert A. Berman, President, Chief
                                          Executive Officer and Director

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert A. Berman and Howard G. Anders his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

       SIGNATURE                                 TITLE                DATE

/S/ ROBERT A. BERMAN         Chairman of the Board and Chief    November 6, 1998
------------------------     Executive Officer (principal
    Robert A. Berman         executive officer)

/S/ LEONARD F. PARKER        Chairman of the Board and          November 6, 1998
------------------------     Director
    Leonard F. Parker

/S/ HOWARD G. ANDERS         Executive Vice President,          November 6, 1998
------------------------     Chief Financial Officer
    Howard G. Anders         (principal financial officer
                             and principal accounting officer)
                             and Secretary

/S/ DOUGLAS PARKER           President and Chief Operating      November 6, 1998
------------------------     Officer
    Douglas Parker

/S/ LOUIS K. ADLER           Director                           November 6, 1998
------------------------
    Louis K. Adler

/S/ GEORGE ASCH              Director                           November 6, 1998
------------------------
    George Asch

/S/ RICHARD A. BARTLETT      Director                           November 6, 1998
------------------------
    Richard A. Bartlett

/S/ SCOTT KANIEWSKI          Director                           November 6, 1998
------------------------
    Scott Kaniewski

                                  EXHIBIT INDEX

EXHIBIT

         5 Opinion of Olshan Grundman Frome & Rosenzweig LLP with respect to the securities registered hereunder.

         23(a)    Consent of Arthur Andersen LLP.

         23(b)    Consent of BDO Seidman, LLP.

         23(c) Consent of Olshan Grundman Frome & Rosenzweig LLP (included within Exhibit 5).

         24(a) Powers of Attorney (included on the Signature page to the Registration Statement).